As filed with the Securities and Exchange Commission on March 4, 2005

                                                     Registration No. 333-______

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             MTM TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)
                                    NEW YORK
         (State or other jurisdiction of incorporation or organization)
                                   13-3354896
                      (I.R.S. Employer Identification No.)
                  850 CANAL STREET, STAMFORD, CONNECTICUT 06902
                                 (203) 975-3700
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                   FRANCIS J. ALFANO, CHIEF EXECUTIVE OFFICER
                             MTM TECHNOLOGIES, INC.
                                850 CANAL STREET
                           STAMFORD, CONNECTICUT 06902
                                 (203) 975-3700
       (Name, address, including zip code, and telephone number, including area code of agent for service)

                                   COPIES TO:
           E. ANN GILL, ESQ.            JOHN F. KOHLER, ESQ., GENERAL COUNSEL
       THELEN REID & PRIEST LLP               MTM TECHNOLOGIES, INC.
          875 THIRD AVENUE                      850 CANAL STREET
        NEW YORK, NEW YORK 10022            STAMFORD, CONNECTICUT 06902

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by the selling security holders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

============================================= ====================== ================== ===================== ================
                                                                     PROPOSED MAXIMUM
                                                                      OFFERING PRICE
                                                                         PER UNIT         PROPOSED MAXIMUM
               TITLE OF EACH CLASS                AMOUNT TO BE                               AGGREGATE           AMOUNT OF
         OF SECURITIES TO BE REGISTERED          REGISTERED (1)                            OFFERING PRICE      REGISTRATION
                                                                                                                    FEE
--------------------------------------------- ---------------------- ------------------ --------------------- ----------------
Common stock, par value $.001 per share           3,846,154 (2)          $3.79(2)         $14,576,923.66(3)      $1,715.70

--------------------------------------------- ---------------------- ------------------ --------------------- ----------------
Common stock, par value $.001 per share             769,232 (4)          $3.79(2)         $ 2,915,389.28(3)      $  343.14

--------------------------------------------- ---------------------- ------------------ --------------------- ----------------
     Total............................                                                                           $2,058.84
============================================= ====================== ================== ===================== ================

(1) There are also being registered such indeterminable number of additional shares of common stock as may become issuable in accordance with the anti-dilution provisions contained in the Series A Preferred Stock and warrants, pursuant to Securities Act Rule 416(a).
(2) Represents shares issuable upon conversion of the registrant's Series A-3 Preferred Stock held by certain of the selling securityholders.
(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based upon the last sale price for the registrant's common stock on February 25, 2005, as reported by The Nasdaq Stock Market.
(4) Represents shares issuable upon exercise of warrants of the registrant held by certain of the selling securityholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED MARCH 4, 2005

                                4,615,386 SHARES

                             MTM TECHNOLOGIES, INC.

                                  COMMON STOCK

This prospectus relates to an aggregate of 4,615,386 shares of our common stock. The shares consist of 3,846,154 shares of our common stock issuable upon conversion of our Series A-3 Preferred Stock held by certain of our shareholders and 769,232 shares of our common stock issuable upon exercise of warrants held by certain of our shareholders. These shareholders are referred to as the "selling securityholders" in this prospectus. The shares may be offered and sold from time to time by selling securityholders, and any pledgees, donees, transferees or other successors-in-interest of the shares, through public or private transactions at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices. Information regarding the identities of the selling securityholders, the manner in which they acquired or will acquire their shares and the manner in which the shares are being offered and sold is provided in the "Selling Securityholders" and "Plan of Distribution" sections of this prospectus.

We will not receive any of the proceeds from the sale of the shares. We will, however, receive the exercise price, if any, upon exercise of the warrants. We have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for sales commissions. We estimate these expenses to be approximately $40,000.

Our common stock currently is traded on The Nasdaq SmallCap Market under the symbol "MTMC." On March 3, 2005, the closing sale price of our common stock, as reported by Nasdaq, was $3.90 per share. You are urged to obtain current market quotations for our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

INVESTMENT IN THE SHARES BEING OFFERED PURSUANT TO THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE INFORMATION SET FORTH IN THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS," COMMENCING ON PAGE 9, WHEN DETERMINING WHETHER TO PURCHASE ANY OF THESE SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is _______, 2005

                                TABLE OF CONTENTS

                                                                            Page
                                                                          Number
                                                                          ------

INTRODUCTORY COMMENT.........................................................2
THE COMPANY..................................................................4
   Recent Developments.......................................................7
   Our Offices and Website...................................................7
   The Offering..............................................................8
   Other Registration Rights for Pequot and Constellation....................8
   Nasdaq SmallCap Market Symbol.............................................9
RISK FACTORS.................................................................9
   Risks Relating to Our Business............................................9
   Risks Involving Our Common Stock and Corporate Governance................23
USE OF PROCEEDS.............................................................26
DIVIDEND POLICY.............................................................27
SELLING SECURITYHOLDERS.....................................................27
PLAN OF DISTRIBUTION........................................................34
LEGAL MATTERS...............................................................36
EXPERTS.....................................................................36
WHERE TO GET MORE INFORMATION...............................................37
   Registration Statement...................................................37
   Other Information........................................................37
INFORMATION INCORPORATED BY REFERENCE.......................................38

You should rely only on the information contained in this prospectus or to that which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this prospectus is accurate only as of the date of this prospectus.

                              INTRODUCTORY COMMENT

Throughout this prospectus, the terms "we," "us," "our," "our Company" and "the Company" refer to MTM Technologies, Inc., and, unless the context indicates otherwise, our subsidiaries on a consolidated basis.

 "Pequot Fund" refers to Pequot Private Equity Fund III, L.P., "Pequot Partners" refers to Pequot Offshore Private Equity Partners III, L.P., and collectively with Pequot Fund, "Pequot." "Constellation Venture" refers to Constellation Venture Capital II, L.P., "Constellation Offshore" refers to Constellation Venture Capital Offshore II, L.P., "BSC" refers to The BSC Employee Fund VI, L.P., "CVC" refers to CVC Partners II, LLC, and collectively with Constellation Venture, Constellation Offshore and BSC, "Constellation," and together with Pequot, the "Investors."

Our Series A-1 Convertible Preferred Stock is referred to as the "Series A-1 Preferred Stock"; our Series A-2 Convertible Preferred Stock is referred to as the "Series A-2 Preferred Stock"; our Series A-3 Convertible Preferred Stock is referred to as the "Series A-3 Preferred Stock"; and the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock are collectively referred to as the "Series A Preferred Stock"; our Series A-4 Convertible Preferred Stock is referred to as the "Series A-4 Preferred Stock"; our Series A-5 Convertible Preferred Stock is referred to as the "Series A-5 Preferred Stock"; and the Series A-4 Preferred Stock and Series A-5 Preferred Stock are collectively referred to as the "Additional Series A Preferred Stock."

                           FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus, and the documents incorporated by reference into this prospectus, include "forward-looking statements" within the meaning of such term in Section 27 A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. Forward-looking statements made in this prospectus, and the documents incorporated by reference into this prospectus, generally are based on our best estimates of future results, performances or achievements, predicated upon current conditions and the most recent results of the companies involved and their respective industries. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "could," "should," "project," "expect," "believe," "estimate," "anticipate," "intend," "continue," "potential," "opportunity" or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions. Potential risks and uncertainties include, among other things, such factors as:

     o the market acceptance, revenues and profitability of our current and future products and services;

     o our ability to acquire additional companies and ability to successfully integrate such acquirees, if any, into our operations;

     o general economic conditions in the United States and elsewhere, as well as the economic conditions affecting the industries in which we operate;

     o the competitive environments within the industries in which we operate;

     o    our ability to raise additional capital, if and as needed;

     o the cost-effectiveness of our product and service development activities;

     o the extent that our sales network and marketing programs achieve satisfactory response rates;

     o political and regulatory matters affecting the industries in which we operate; and

     o the other risks detailed in this prospectus, including those set forth in the section entitled "Risk Factors," and the documents incorporated by reference into this prospectus, and, from time to time, in our other filings with the Securities and Exchange Commission.


Readers are urged to carefully review and consider the various disclosures made by us in this prospectus, and the documents incorporated by reference into this prospectus, and our other filings with the SEC. These reports attempt to advise interested parties of the risks and factors that may affect our business, financial condition and results of operations and prospects. The forward-looking statements made in this prospectus speak only as of the date hereof and we disclaim any obligation to provide updates, revisions or amendments to any forward-looking statements to reflect changes in our expectations or future events.

                                   THE COMPANY

We are a leading computer and communications technology management company providing information technology, or "IT," computer and networking and data center services, including connectivity, storage, security, collaboration, messaging and voice over internet protocol (VOIP) solutions. We serve as a single source provider of advanced technology solutions to divisions of large corporations, mid-size companies, municipalities and educational institutions. We provide our clients with a suite of outsourced IT professional services including network connectivity consulting, remote network monitoring and management, network and system diagnostics, technology systems implementation and project management, facilities and data center design and implementation management, product maintenance and support, training and product procurement solutions. We also provide total solutions to our clients by delivering complete technology life-cycle services which include systems design, installation, consulting, maintenance and integration of network and computer products, including the design and implementation of wide area networks, or "WANs," local area networks, or "LANs," wireless network solutions and computer hardware and software products. We provide our remote network solutions by utilizing our proprietary solution which we market as "Pivot Technology."

There is a rapidly growing trend among companies to outsource their computer services requirements. This entails client companies obtaining all or a portion of their data processing and related requirements from solution providers, such as us, that specialize in the technology service, product or application required by these client companies. Our strategy is to offer these companies selective outsourced infrastructure solutions at competitive prices. We are focusing our efforts on developing our higher margin recurring service offerings, while maintaining control over our expenses and improving our balance sheet. These services include our outsourced support services; contract programming; voice over internet protocol (VOIP) solutions; network consulting; network management and monitoring; security solutions; collaboration solutions focused primarily on Microsoft Exchange; data storage (including disaster recovery and data back-up) and IT staff leasing.

Since 1991, we have evolved to become a provider of IT professional services and IT managed solutions. We are focusing our current marketing efforts in accelerating growth in such areas. Services accounted for approximately 20% of our total revenues for our fiscal quarter ended December 31, 2004, as compared to 28% in the comparable 2003 period, with a small portion of these revenues derived from maintenance and repair services.

On May 20, 2004, our shareholders approved an investment of up to $25,000,000 by Pequot under the terms of a purchase agreement, dated January 29, 2004 (the "Pequot Purchase Agreement"). The investment was to be made through Pequot's purchase from us of shares of our Series A Preferred Stock and warrants to purchase shares of our common stock in three tranches. Pequot completed its initial $7,000,000 investment in our Company on May 21, 2004, through the purchase of 3,255,814 shares of our Series A-1 Preferred Stock and 500,000 warrants. Pequot completed a $5,500,000 investment in our Company on September 16, 2004, through the purchase of 2,000,000 shares of our Series A-2 Preferred Stock and 400,000 warrants. On November 30, 2004, we filed Registration Statement No. 333-117549, as amended, on Form S-3 registering for resale by Pequot then currently outstanding shares of our common stock (i.e. 1,565,817 shares), shares of our common stock issuable upon conversion of the Series A-1 Preferred Stock (i.e. 3,255,814 shares) and the Series A-2 Preferred Stock (i.e. 2,000,000 shares) and exercise of the warrants (i.e. 900,000 shares). On December 2, 2004, Registration Statement No. 333-117549 was declared effective by the SEC.

On December 7, 2004, Pequot assigned to Constellation its rights and obligations under the Pequot Purchase Agreement to purchase from us $6,250,000 of the Series A-3 Preferred Stock and warrants to purchase 384,616 shares of our common stock, together with rights and obligations of a "Purchaser" under the Pequot Purchase Agreement with respect to such Series A-3 Preferred Stock and associated warrants. Immediately thereafter, Pequot purchased from us $6,250,000 of the Series A-3 Preferred Stock and warrants to purchase 384,616 shares of our common stock and Constellation purchased from us $6,250,000 of the Series A-3 Preferred Stock and warrants to purchase 384,616 shares of our common stock. The A-3 Preferred Stock is convertible into 3,846,154 shares of our common stock at a conversion price of $3.25 per share and the associated common stock warrants are exercisable for 769,232 shares of common stock at an exercise price of $4.06 per share (the "A-3 Warrants"). The shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock and exercise of the A-3 Warrants acquired by the Investors constitute the shares being offered for sale pursuant to this prospectus.

On December 7, 2004, the Company entered into an additional purchase agreement, (the "Pequot/Constellation Purchase Agreement"), with the Investors for up to $40,000,000 (or in certain limited circumstances, up to $47,500,000) of additional financing in the form of 7% convertible secured notes in three tranches. On December 10, 2004, the Company sold to the Investors, pursuant to the Pequot/Constellation Purchase Agreement, $10,000,000 aggregate principal amount of notes (the "Series A-4 First Tranche Notes") and issued to the Investors warrants to purchase 615,385 shares of our common stock at an exercise price of $4.06 per share (the "Series A-4 First Tranche Warrants"). The Series A-4 First Tranche Notes bear interest at an annual rate of 7%, payable quarterly. The interest accrued on each such payment date will be added to the principal of the Series A-4 First Tranche Notes. The Series A-4 First Tranche Notes are convertible into 3,076,923 shares of Series A-4 Preferred Stock which is in turn convertible into 3,076,923 shares of the Company's common stock at a conversion price of $3.25. The conversion and voting rights of the Series A-4 First Tranche Notes and the right to exercise the A-4 First Tranche Warrants is subject to shareholder approval. The outstanding principal and accrued interest on the Series A-4 First Tranche Notes will be automatically converted into Series A-4 Preferred Stock on the date of shareholders' approval. If the Series A-4 First Tranche Notes have not already been converted into Series A-4 Preferred Stock, they will be due and payable on demand, which may be given by 66-2/3% of the holders of the notes at any time following the later of the date that is (x) 150 days following the date of issuance or (y) if the SEC reviews the Company's filings seeking shareholder approval, 180 days following the date of issuance.

The Investors (or in certain circumstances, a third party) also have the right to purchase up to an additional $15,000,000 in aggregate principal amount of notes, which amounts may be adjusted in accordance with the terms of the Pequot/Constellation Purchase Agreement (the "A-4 Second Tranche Notes"), which upon shareholder approval will be converted into 4,615,385 shares of Series A-4 Preferred Stock, which is in turn convertible into 4,615,385 shares of the Company's common stock at a conversion price of $3.25 and warrants to purchase up to 923,077 shares of our common stock (the "Additional A-4 Warrants", together with the Series A-4 First Tranche Warrants, the "Series A-4 Warrants"). This additional right is exercisable until September 10, 2005. The Investors also have the right to purchase up to $15,000,000 (or in certain limited circumstances, up to $22,500,000) in aggregate principal amount of notes (the "A-5 Notes"), which following shareholder approval will be converted into 4,615,385 shares (or in certain limited circumstances, 6,923,077 shares) of Series A-5 Preferred Stock, which is in turn convertible into 4,615,385 shares (or in certain limited circumstances, 6,923,077 shares) of our common stock at a conversion price of $3.25. This additional right is exercisable until December 10, 2005.

The Pequot/Constellation Purchase Agreement provides that if the shareholders of the Company approve the authorization and issuance of, and the conversion of the notes into the Additional Series A Preferred Stock and the exercise of the Series A-4 Warrants prior to the date of issuance of any Series A-4 Second Tranche Notes and/or Series A-5 Notes, such Series A-4 Second Tranche Notes and/or Series A-5 Notes will not be issued and the Company will issue and sell to the Investors (i) instead of the Series A-4 Second Tranche Notes, up to a maximum of 4,615,385 shares of the Series A-4 Preferred Stock and (ii) instead of the Series A-5 Notes, up to a maximum of 4,615,385 shares (or in certain limited circumstances, 6,923,077 shares) of the Series A-5 Preferred Stock.

We intend to use the Pequot and Constellation investment funds to execute a growth-through-acquisition strategy, as well as for working capital needs. We believe that there is an opportunity to consolidate similar businesses throughout the United States. We will focus our acquisition strategy on businesses providing networking, messaging, storage and voice over internet protocol (VOIP) solutions. The acquisition targets will include companies providing IT services and products, as well as certain managed solutions. We intend to seek acquisitions to enhance our current service offerings and extend our geographic presence. We seek to identify businesses which will add technical expertise and service offerings, customers, sales capabilities and/or geographic coverage while generating a positive rate of return on investment. Furthermore, we intend to capitalize on the business practices of acquired companies that we believe will best maintain or strengthen our competitive advantage and ensure ongoing delivery of high quality IT solutions to our customers. The acquisition candidates we may investigate can be large, and their acquisition by us could have a significant and lasting impact on our business. We anticipate issuing press releases and filing appropriate reports with the SEC in connection with material events as we execute our strategic growth-through-acquisition strategy. The reports filed with the SEC shall be incorporated into this prospectus by reference to such reports.

RECENT DEVELOPMENTS

The execution of our growth-through-acquisition strategy has included the acquisition of the business and operating assets of the following:

     o DataVox Technologies, Inc., a Cisco AVVID (Architecture for Voice, Video and Integrated Data) authorized partner, offering advanced technology solutions, including IP telephony, security, storage, networking and wireless technologies solutions, as well as network facilities engineering and data center technology consulting and services.

     o Network Catalyst, Inc., a provider of advanced technology solutions in the VOIP (voice over internet protocol), infrastructure and security fields to clients located throughout the Southern California region.

     o Vector ESP, Inc. and Vector ESP Management, Inc., a provider of consulting services, information technology products, technology solutions, applications, messaging and collaboration products and services, remote connectivity and workforce mobility products and services.

On January 27, 2005 the Company entered into a Stock Purchase Agreement with Info Systems, Inc. ("Info Systems") and its shareholders to acquire all of the outstanding capital stock of Info Systems. Info Systems conducts an information technology business and certain management and consulting businesses consisting of providing connectivity (network infrastructure), server architecture (applications, directory and computing infrastructure), convergence (legacy and Voice OverInternet Protocol ("VOIP")), security (assessment, policy design) and storage (SAN, data migration) solutions, as well as telecommunications and structured cabling services, outsourced information technology (IT), staff augmentation and remote network monitoring, management and support services through its Network Operations Center.

OUR OFFICES AND WEBSITE

Our principal executive offices currently are located at 850 Canal Street, Stamford, Connecticut 06902. Our telephone number is (203) 975-3700. We maintain a website at www.mtm.com. Information contained on our website is not to be considered a part of, nor incorporated by reference in, this prospectus.

THE OFFERING

Common stock being offered
by us.............................     None.

Common stock being offered by the
selling securityholders...........     4,615,386 shares.  These shares consist
                                       of:

                                       o  1,923,077 shares issuable upon
                                          conversion of Series A- 3 Preferred
                                          Stock held by Pequot;

                                       o  1,923,077  shares issuable upon
                                          conversion of Series A- 3 Preferred
                                          Stock held by Constellation;

                                       o  384,616 shares issuable upon exercise
                                          of warrants held by Pequot, which
                                          were issued in connection with the
                                          sale and issuance to Pequot of the
                                          Series A-3 Preferred Stock; and

                                       o  384,616 shares issuable upon exercise
                                          of warrants held by Constellation,
                                          which were issued in connection with
                                          the sale and issuance to Pequot of
                                          the Series A-3 Preferred Stock.

Common stock outstanding as of the
date of this prospectus...........     6,472,889 shares.

Common stock to be outstanding
assuming conversion of all Series
A Preferred Stock and exercise of
warrants currently held by Pequot and
Constellation, assuming no other
issuances of our common stock.....     17,243,089 shares.

Use of proceeds...................     We will not receive any of the proceeds
                                       from the sale of the shares being offered pursuant to this prospectus. We will, however, receive the exercise price, if any, upon exercise of the warrants currently held by Pequot and
                                       Constellation. We intend to use any
                                       proceeds from the exercise of the
                                       warrants for:
                                       o  possible future acquisitions; and

                                       o  general corporate purposes and working
                                          capital.


OTHER REGISTRATION RIGHTS FOR PEQUOT AND CONSTELLATION

On December 10, 2004, we agreed with the selling securityholders, pursuant to our restated Registration Rights Agreement, to register under the Securities Act all of the shares of our common stock issuable upon conversion of the Series A Preferred Stock and the Additional Series A Preferred Stock and upon exercise of the warrants that the Investors have each acquired under the Pequot Purchase Agreement and have a right to acquire under the Pequot/Constellation Purchase Agreement. The shares of our common stock underlying the Series A-3 Preferred Stock and A-3 Warrants that the Investors acquired from us on December 7, 2004 are being offered for sale pursuant to this prospectus. The shares of our common stock subject to our other registration obligations to the Investors consists of:

     o 3,076,923 shares issuable upon conversion of the Series A-4 Preferred Stock, which the Series A-4 First Tranche Notes will automatically convert into upon shareholder approval,

     o 615,386 shares issuable upon exercise of the Series A-4 First Tranche Warrants, the exercise of which is subject to shareholder approval,

     o 4,615,385 shares issuable upon conversion of the Series A-4 Preferred Stock, which the Series A-4 Second Tranche Notes will convert into upon shareholder approval,

     o 923,077 shares issuable upon exercise of the Additional A-4 Warrants, the exercise of which is subject to shareholder approval, and

     o 4,615,385 (in certain circumstances, 6,923,0777) shares issuable upon conversion of the Series A-5 Preferred Stock, which the Series A-5 Notes will convert into upon shareholder approval.

The issuance of shares our common stock in connection with the Series A-4 Second Tranche Notes, Series A-4 Additional Warrants and Series A-5 Notes is subject to the Investors exercise of their rights to purchase such notes and warrants. We may also issue additional shares of Series A Preferred Stock in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006. Upon issuance of such additional shares of Series A Preferred Stock, we would become obligated to register the shares of our common stock issuable upon conversion of the additional shares of Series A Preferred Stock. Upon shareholder approval, the Additional Series A Preferred Stock will have the same terms as the Series A Preferred Stock.

NASDAQ SMALLCAP MARKET SYMBOL

Our common stock currently is traded on The Nasdaq SmallCap Market under the symbol "MTMC."

                                  RISK FACTORS

The shares being offered pursuant to this prospectus are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase any of the shares. Prior to making an investment decision, you should carefully read the other information in this prospectus and consider, along with other matters referred to or incorporated by reference in this prospectus, the following risk factors.

RISKS RELATING TO OUR BUSINESS

We have incurred losses in our last two fiscal years, and three of our last five fiscal years, and there is no assurance that we will become profitable.

We incurred a net loss of approximately $8,109,000 for our fiscal year ended March 31, 2004 and incurred a net loss of $1,211,000 for our fiscal year ended March 31, 2003. We incurred a net loss of $4,114,856 for the nine months ended December 31, 2004. Our operating losses may increase as we:

     o    develop, produce and distribute additional products and services;

     o    de-emphasize other products and services;

     o implement our growth strategy, which will include incurring costs required to integrate and accelerate the growth of acquired companies;

     o    maintain and enhance our brands;

     o continue to develop and upgrade our technology and information processing systems;

     o    enhance our customer service;

     o    respond to competitive developments;

     o    attract, integrate, retain and motivate qualified personnel;

     o raise working capital to be able to compete effectively with well-funded competition; and

     o    continue to develop our business.

No assurance can be given that we will ever achieve profitability nor, if we achieve profitability, that we would thereafter maintain profitability.

A failure to adapt to technological changes within our industry could have an adverse effect on our operating results.

Our success will depend on our ability to keep pace with technological developments of new products and services and our ability to fulfill increasingly sophisticated customer requirements. The computer products and IT service markets are characterized by rapidly changing technology and frequent introductions of new products, services and product and service enhancements. There can be no assurance that our current manufacturers, suppliers and technical employees will be able to provide the products, services and support necessary to remain competitive. In addition, there can be no assurance that we will be able to obtain resale authorizations from new manufacturers and from our current vendors for new products that gain market acceptance. If we were to incur delays in sourcing and developing new services and product and service enhancements, or delays in obtaining new products, such delays could have a material adverse effect on our operations and financial results.

We are subject to substantial competition which could adversely affect our operating results.

The markets in which we operate are highly competitive with respect to performance, quality and price. In our professional services business our competition ranges from small, specialty integrators, to other service providers of comparable size and profile to us, as well as large national and global professional services firms and integrators. Our smaller competitors generally are highly focused on their immediate market segment and can respond more quickly to changes in customer needs. Our larger competitors generally have greater financial resources and may be able to compete more effectively than we can on prices and payment terms offered to potential customers. In our product provisioning business we directly compete with local, regional and national distributors and mail order providers of computer and IT products and services, including network integrators and corporate divisions of retail superstores.

In addition, the computer and IT products and services industries have each experienced a significant amount of consolidation through mergers and acquisitions. In the future, we may face further competition from new market entrants and possible alliances between existing competitors. Further, certain computer superstores have expanded their marketing efforts to target segments of our customer base, which could have a material adverse impact on our operations and financial results. Some of our competitors have, or may have, greater financial, marketing and other resources than us. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, benefit from greater purchasing economies, offer more aggressive hardware and service pricing to customers, or devote greater resources to the promotion of their products and services. There can be no assurance that we will be able to compete successfully in the future with such competitors. We also compete with manufacturers, including those serving as our vendors, which market through direct sales forces and distributors. More aggressive competition by principal manufacturers of computer and IT products, such as offering a full range of services in addition to products, could have a material adverse effect on our operations and financial results.

If we are not able to successfully increase the portion of our revenues derived from our solutions offerings, our future results may be adversely affected.

Our transition from an emphasis on reselling IT products to an emphasis on providing IT solutions has placed significant demands on our managerial, administrative and operational resources. Our ability to manage this transition effectively is dependent upon our ability to:

     o develop cost effective, repeatable IT solutions that will be accepted by our target client base;

     o develop and execute successful marketing efforts to communicate our value proposition to the market;

     o    develop and improve operational, financial and other internal systems;

     o continue the transition of our sales and business development capabilities to support the marketing of our solutions offerings; and

     o    attract, train, retain, motivate, and manage our employees.

If we are unable to do so, our ability to effectively deliver and support our solutions offerings may be adversely affected. Developing and marketing IT solutions requires a greater up-front investment in resources and involves a longer sales cycle than selling IT products. There can be no assurance that we can transition our business to one primarily providing IT solutions or, if such transition does occur, that such transition will result in our financial success. If we successfully expand our IT solutions offerings, periods of variability in utilization of our employees and consultants may occur. In addition, we are likely to incur greater technical training costs while expanding and supporting our IT solutions services offerings.

Our inability to maintain high personnel utilization rates may adversely impact our profit potential.

The most significant cost relating to the services component of our solutions business is personnel expense, which consists of salaries, benefits and payroll related expenses. These costs are relatively fixed, while revenues may vary and are not solely within our control. Accordingly, the financial performance of the service portion of our solutions business primarily is based upon utilization rates. The future success of the services component of our business will depend in large part upon our ability to maintain high utilization rates. Our operating results would be negatively impacted by low utilization rates.

Our inability to maintain services billing rates may adversely impact on our financial performance.

Profitability in the delivery of our professional services is directly related to the rates we charge our customers for the services rendered. Professional services rates for certain types of services have experienced significant declines as such services become more readily available to customers from multiple sources. Although we continue to pursue development of those types of services which allow us to bill premium rates, there is no guarantee that such services will not also become subject to significant pricing competition thereby eroding margins.

A major national catastrophe can dramatically alter our customers priorities for IT spending.

The amount of IT spending in the United States directly impacts our ability to generate revenue. A national catastrophe of the scope of the September 11, 2001 terrorist attacks in New York City and Washington D.C. would likely have a significant impact on our customers' spending priorities, including the elimination or reduction of certain types of IT spending.

Our revenues and expenses are unpredictable and a decrease in revenues or increase in expenses could materially adversely affect our operating results.

Our operating results have been, and will continue to be, impacted by changes in technical personnel utilization rates. Further, there are numerous other factors, which are not within our control, that can contribute to fluctuations in our operating results, including the following:

     o    capital spending budgets of our customers;

     o    the timing, size and mix of product and service orders and deliveries;

     o the timing and size of new projects, including projects for new customers; and

     o    changes in trends affecting outsourcing of IT services.

Our failure to successfully compete for IT professionals may affect our business operations.

The market for IT professional services is intensely competitive, rapidly evolving and subject to rapid technological change. We expect competition not only to persist, but to increase. Competition may result in price reductions, reduced margins and loss of market share. The market for our goods and services is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes. Existing or future competitors may develop or offer strategic IT services that provide significant technological, creative, performance, price or other advantages over the IT services offered by us.

Online security breaches could harm our business.

A significant barrier to online commerce and communications over the Internet is the secure transmission of confidential information over public networks. Our security measures on behalf of our clients may not be able to prevent all types of security breaches. Our failure to prevent security breaches could harm our business. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. Any such compromise of our security measures could harm our reputation and, therefore, our business. In addition, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our or our clients' operations. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

Difficulties in the collection of accounts receivable could result in reductions in our cash flows.

All of our sales are made on unsecured credit terms which may vary substantially between customers. Therefore, a default or delay in payment on a significant scale could materially adversely affect our business, results of operations and financial condition.

It also is difficult for us to ascertain future demand for our existing products and services and anticipated demand for newly introduced products and services. Consistent with industry practices, we may accept product returns or provide other credits, even when we are not legally required to do so. While we believe that we have established appropriate allowances for collection problems and anticipated returns based on historical experience and industry norms, actual returns and uncollectible receivables may exceed such allowances. Defective products also may result in higher customer support costs and product returns.

The failure to maintain our status as an authorized reseller/servicer of IT products could have a material adverse effect on our business and operations.

We are materially dependent on our continued status as an approved reseller of IT products and our continued authorization as an IT service provider. We would be unable to provide the range of products and services we currently offer, including warranty services, without such authorization. Our resale agreements with manufacturers generally are terminable by manufacturers on short notice. The loss of one or more of such authorizations could have a material adverse effect on our business and results of operations. In particular, we rely upon products manufactured by Dell Computer Corporation and Hewlett-Packard Company. Dell products accounted for approximately 23% of our product sales for our fiscal year ended March 31, 2004, 26% of our product sales for our fiscal year ended March 31, 2003 and 14% of our product sales for our fiscal year ended March 31, 2002. Hewlett-Packard products accounted for approximately 40% of our product sales for our fiscal year ended March 31, 2004, 42% of our product sales for our fiscal year ended March 31, 2003 and 49% of our product sales for our fiscal year ended March 31, 2002. The loss of our authorized reseller status with either of Dell or Hewlett-Packard could be expected to have a material adverse effect on our operating results.

In addition, our professional services revenues depend in large part on our accreditations with other vendors such as Microsoft, Cisco and Citrix. Most of our major vendors require that we maintain specifically trained and accredited staff at each of our offices in order to re-sell and provide services associated with such products. Furthermore, certain such vendors require that we make annual purchases of their products for use in our labs and for marketing purposes. Each vendor independently determines these requirements for those organizations which it authorizes to provide services in connection with their products. If these requirements should become substantially more burdensome , they could affect our business in either of two ways: (1) we would elect not to continue our accreditation with such vendor and forgo the revenues associated with the re-sale of such vendor's products and associated services, or (2) we would incur the additional expense associated with additional staff training or equipment purchase requirements. In either case, this could have a negative impact on our operating results.

The loss of the services of our principal executive officer could have a material adverse effect on us.

We are significantly dependent upon the continued availability of Francis J. Alfano, our chief executive officer. We have entered into an employment agreement with Mr. Alfano. This employment agreement contains non-competition provisions. The loss or unavailability to us of Mr. Alfano for an extended period of time could have a material adverse effect on our business operations and prospects. To the extent that his services would be unavailable to us for any reason, we would be required to procure other personnel to manage and operate our Company. There can be no assurance that we will be able to locate or employ such qualified personnel on acceptable terms. At the present time, we do not have "key man" life insurance covering any of our principal executive officers.

We are dependent on our key personnel and our ability to recruit, train and retain IT solutions professionals who are in short supply.

Our current and planned operations will depend in large part on our ability to identify, hire, train and retain IT professionals and sales and senior management personnel who can provide the technical, strategic, creative, marketing and audience development skills required by our clients and for our financial success. There is a shortage of qualified personnel in these fields and we compete with other companies for this limited pool of IT professionals and sales and senior management personnel. There is no assurance that we will be able to attract, train, or retain such qualified personnel.

Further, additions of new and departures of existing personnel, particularly in key positions, can be disruptive, which also could have a material adverse effect upon us, the result of which could have a negative impact on our operations and financial results.

We expect to need to continue to hire, train and manage new employees to support future growth.

Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. We may be unable to hire, train, retain and manage qualified personnel. If our new hires are not good employees, or if we are unsuccessful in training and integrating these new employees, our business may be harmed.

The success of our business plan depends on our ability to make additional acquisitions and our acquisition program entails significant risks.

We intend to pursue opportunities to expand our business through the acquisition of selected companies in targeted markets. The acquisition candidates we review can be large, and their acquisition by us could have a significant and lasting impact on our business. We cannot guarantee that:

     o we will be able to identify appropriate acquisition candidates or negotiate acquisitions on favorable terms; or

     o we will be able to obtain the financing necessary to complete all projected future acquisitions.

Acquisitions involve numerous risks, including:

     o    adverse effects on our operating results;

     o    an inability to integrate acquired businesses;

     o increased compensation expense associated with newly hired or acquired employees;

     o    unanticipated liabilities and expenses;

     o    costs associated with incomplete acquisitions;

     o expenses, delays and difficulties of integrating acquired companies into our existing organization;

     o dilution of the interest of existing shareholders if we issue our securities in making acquisitions or if we sell our securities in order to raise cash for acquisitions;

     o    diversion of management's attention;

     o    expenses of amortizing the acquired companies' intangible assets;

     o increases in our expenses in order to advertise and promote acquired companies; and

     o expenses of any undisclosed or potential legal liabilities of an acquired company.

In addition, we cannot guarantee that we will realize the benefits or strategic objectives we are seeking to obtain by acquiring any particular company and any acquired company could significantly under perform relative to our expectations. In particular, acquired companies often experience modest revenue declines immediately following the closing of their acquisition.

Because we have only recently initiated our acquisition program, we are currently facing all of these challenges and we have not proven our ability to overcome such challenges over the long term. As a result of all of the foregoing, our acquisition strategy could adversely affect our business.

The success of our business plan depends on the successful integration of acquisitions.

We recently completed several acquisitions and intend to make additional acquisitions of businesses as part of our strategic growth strategy. Our future performance will depend in large part on our ability to integrate those businesses, with our existing operations successfully and to do so profitably. To integrate acquired businesses, it is often necessary or desirable to accomplish one or more of the following:

     o consolidate their billing and accounting systems into our systems and implement financial and other control systems;

     o relocate the servers and other equipment of acquired companies to one of our facilities;

     o migrate the operations of acquired companies onto our technology platforms;

     o integrate the customer accounts of acquired companies into our customer service system;

     o integrate the service offerings of acquired companies into our service offerings; and

     o identify resellers and referral partners of the services of acquired companies and migrate them to our business partner program.

We may not be able to successfully integrate acquired businesses with existing operations without substantial costs, delays or other problems, if at all. As we integrate acquired businesses:

     o we may lose customers of acquired companies due to difficulties during the integration process;

     o we may not be able to bill customers of the acquired companies accurately due to potential deficiencies in the internal controls of the acquired companies, such as inadequate back-office systems of the acquired companies and potential difficulties in migrating records onto our own systems;

     o we may experience difficulty in collecting bills rendered by acquired companies due to inaccurate record keeping of the acquired companies;

     o key employees of the acquired companies whom we wish to retain may resign;

     o management's attention and resources could be diverted from our ongoing business concerns;

     o we may not be able to integrate newly acquired technologies with our existing technologies; and

     o we may not be able to train, retain and motivate executives and employees of the acquired companies.

Because we intend to employ a strategy that includes a high level of acquisition activity, at any time there are likely to be one or more operating businesses that have not been integrated into our business.

Moreover, the anticipated benefits of any or all of these acquisitions may not be realized. Future acquisitions could result in the incurrence of debt and the incurrence of contingent liabilities and amortization expenses, each of which could have a material adverse effect on our operating results and financial position.

Our rapid growth and expansion may significantly strain our resources.

We expect to experience rapid growth, primarily due to acquisitions. This rapid growth is likely to place a significant strain on our operating and financial resources. Our future performance will partly depend on our ability to manage our growth effectively, which will require that we further develop our operating and financial system capabilities and controls. We have invested and intend to continue to invest, significant amounts in billing, accounts receivable, customer service and financial systems.

Because we employ a strategy that includes a high level of acquisition activity, at any time there are likely to be one or more operating businesses that have not been integrated into our core systems and continue to produce financial and other information from their existing systems. As a result, our ability to record, process, summarize and report financial data could be adversely affected.

We may need additional funds to execute our planned acquisition program which, if available, could result in an increase in our interest expense or dilution of your shareholdings. If these funds are not available, our business could be adversely affected.

Our expected cash flows from operations is likely to be insufficient to fund our acquisition and internal growth programs. We expect to fund our acquisition program principally from the proceeds of stock sales, sales of convertible notes and from other external sources, including sales of Series A-4 Preferred Stock and Series A-5 Preferred Stock to Pequot, Constellation and possibly other investors. As a result, we may need to raise additional funds to conduct our intended growth programs.

We may raise funds through public or private debt or equity financing. If funds are raised through the issuance of equity securities, the percentage ownership of our then current shareholders may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, such securities could have rights, preferences and privileges senior to those of the holders of our common stock and the terms of such debt could impose restrictions on our operations. If additional funds become necessary, additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may not be able to continue to fund our growth or to continue our acquisition program.

System failures could harm our business.

We have experienced system failures from time to time. In addition to placing increased burdens on our engineering staff, these outages could create a flood of user questions and complaints that must be responded to by our customer support personnel. Any unscheduled interruption in our systems could result in an immediate loss of revenues that can be substantial and may cause some users to switch to our competitors. If we experience frequent or persistent system failures, our reputation and brand could be permanently harmed. We are currently taking steps to increase the reliability and redundancy of our systems. These steps are expensive and may not be successful in reducing the frequency or duration of unscheduled downtime.

Most of our core computer and network hardware for operating our website and service centers currently is located at hosting facilities in Hawthorne, NY and Houston, TX. Despite any precautions we may take, our systems and operations may be vulnerable to damage or interruption from floods, fires, power loss, telecommunication failures and similar events. They are also subject to break ins, sabotage, intentional acts of vandalism and similar misconduct.

Our computer and network systems are partially redundant and we are working on establishing full redundancy for all such critical systems. We will also continue to be highly reliant on our two hosted data center providers until we implement location redundancy between multiple hosting sites. A major failure at either or both of our hosted data center providers would cause substantial disruption to our business and would have an immediate impact on our ability to service our customers, the severity of which would be proportional to the duration of the outage.

We do not have, at this time, a formal disaster recovery plan or alternative providers of hosting services, and we do not carry business interruption insurance to compensate us for losses that may occur. Any damage to, or failure of, our systems could result in interruptions in our service centers. Interruptions could reduce our revenues, and our future revenues will be harmed if our customers believe that our systems are unreliable.

We may enter into fixed price contracts which involve financial risks.

Certain of our contracts are on a fixed price basis, rather than on a time and materials basis. We assume greater financial risk on fixed price contracts than on time and materials engagements. We have limited experience in estimating costs for our engagements, particularly for larger projects. We may have to commit unanticipated resources to complete some of our fixed price projects, resulting in lower gross margins on such contracts. In addition, we may assume the fixed price contracts of the companies we acquire. If we or our acquired businesses fail to estimate accurately the resources and time required for an engagement, to manage client expectations effectively or to complete fixed price engagements within budget, on time and to our clients' satisfaction, we could be exposed to cost overruns, potentially leading to losses on fixed price projects.

In addition, we recognize revenues from fixed fee contracts based on our estimate of the percentage of each project completed in a reporting period. To the extent our estimates are inaccurate, the revenues and operating profits, if any, that we report for periods during which we are working on a project may not accurately reflect the final results of the project and we would be required to make adjustments to such estimates in a subsequent period.

We generally do not expect to have long term contracts and the need to establish relationships with new clients creates an uncertain revenue stream.

Our customers generally retain us on a project by project basis, rather than under long term contracts, although our support services may be rendered under one-year or other long-term service contracts. As a result, a client may or may not engage us for further services once a project is completed. We expect that establishment and development of relationships with additional companies and other corporate users of information technology will be an important component of our business operations. The absence of long term contracts and the need for new clients create an uncertain revenue stream. A client which accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. There is no assurance that we will be able to add new clients or to secure new engagements with existing clients. In addition, some of our existing clients may unilaterally reduce the scope of, or terminate, existing projects.

Unauthorized break ins to our systems could harm our business.

Although our computing systems are configured with commercial grade anti-virus software, they may continue to be vulnerable to computer viruses, physical or electronic break ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to complete user transactions. In addition, unauthorized persons may improperly access our data. We may experience an unauthorized break in by a "hacker" who could cause damage to or change our system or take confidential information. Any actions like these could harm us. Actions like these may be very expensive to remedy and could damage our reputation.

We may be subject to legal liability to our clients.

Many of our engagements will involve the development and implementation of IT solutions that are important to our clients' businesses. Our failure or inability to meet a client's expectations in the performance of services could injure our business reputation or result in a claim for substantial damages against us regardless of our responsibility for such failure. In addition, the services we provide may involve confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against us for substantial damages. Our contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect us from liability for damages.

Our ability to protect our intellectual property rights is questionable and, if we are unable to protect such rights, our financial condition could be materially adversely affected.

We rely upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright, and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. We enter into confidentiality agreements with our employees and limit distribution of proprietary information. However, we cannot assure you that the steps taken by us in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. We also are subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property, or acquire licenses to the intellectual property that is the subject of the alleged infringement. Our inability or failure to establish rights or to protect our rights may have a material adverse effect on our business, results of operations, and financial condition.

Our growth will depend on our ability to continue to develop our brands.

We believe that strengthening our brands will be critical to achieving widespread acceptance of our products and services. Promoting and positioning our brands will depend largely on the success of our marketing efforts and our ability to provide high quality products and services. In order to promote our brands, we will need to increase our marketing budget and otherwise increase our financial commitment to creating and maintaining brand loyalty among our customers. Brand promotion activities may not yield increased revenues and, even if they do, any increased revenues may not offset the expenses we incur in building our brands. If we fail to promote and maintain our brands or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, our business would be harmed.

Our dependence on third party licenses could have adverse affects.

We rely on certain software, technology and content that we license or have licensed from third parties, including software, technology and content that is integrated with internally developed software and used in our products to perform key functions. These third-party licenses may not continue to be available to us on commercially reasonable terms. Also, the licensed software, technology and content may not be appropriately supported, maintained or enhanced by the licensors such that the license would not continue to provide the necessary commercial benefits to us. In addition, we may not be able to license additional software, technology and content on terms advantageous to us. The loss of or inability to obtain or replace licenses to, or inability to support, maintain and enhance, any of such licensed software, could result in increased costs, including the expense of internally developing the required software, technology and/or content, as well as delays or reductions in product shipments.

In certain parts of our managed services business we utilize software obtained as open-source. Such software is supported through various more or less formal developer communities and may be more susceptible to internal vulnerabilities than commercial grade products. In the event that any of these software products would need to be replaced by an equivalent commercial product (because of discovered flaws or difficulty in obtaining support), we would incur significant costs associated with licensing equivalent commercial products, possibly rendering the services provided to customers based on these products unprofitable.

We are dependent upon our vendor relationships and any adverse change in these relations could have a negative impact on us.

Our current and future success depends, in part, on our relationships with leading hardware and software vendors and distributors. Without these relationships, we would be unable to provide our current range of products and services. We may not be able to maintain or attract new relationships with the computer hardware and software vendors that we believe are necessary for our business. Since we utilize vendor relationships as a marketing tool, any negative change in these relationships could adversely affect our sales.

In general, our agreements with vendors include termination provisions, some of which are immediate. We cannot assure you that vendors will continue to authorize us as an authorized reseller. In addition, we cannot assure you that vendors which introduce new products will authorize us as an approved reseller for such new products.

Significant product supply shortages have resulted from time to time because manufactures have been unable to produce sufficient quantities of certain products to meet demand. We anticipate experiencing some difficulty in obtaining an adequate supply of products from major vendors from time to time. Difficulties in obtaining product may result in delays in completing sales.

The loss of any vendor relationship, product line, or product shortage could reduce the supply and increase costs of products sold by us and adversely impact our competitive position.

We are subject to pricing pressures which could result in lower sales revenues and gross profits.

We believe our prices and delivery terms are competitive. However, certain competitors may offer more aggressive pricing to customers. We have experienced, and expect to continue to experience pricing pressure, on our products and services due to competitive factors, including industry consolidation and the efforts of manufacturers to sell products directly to end users, including our current and potential customers. In addition, the general weakness in spending on technology has, we believe, impacted our operating results. In an attempt to stimulate sales to existing and new customers, we believe, pricing pressures may increase in the future. Decreasing prices for our products and services would require us to sell a greater number of products and services to achieve the same level of net sales and gross profit.

Our use of net operating loss carry-forwards is limited.

We estimate our consolidated net operating loss tax carry-forwards to be approximately $9.6 million at March 31, 2004, which expire in various years through 2024, and our general business tax credit carryover to be approximately $190,000, which expires in various years through 2023. These carry-forwards are subject to certain limitations. Under the Internal Revenue Code, changes in the ownership or the business of a corporation that has net operating loss carry-forwards can result in the inability to use or the imposition of significant restrictions on the use of such net operating loss carry-forwards to offset future income and tax liability of such corporation. An "ownership change" may be deemed to have occurred under the Internal Revenue Code and the regulations thereunder with respect to us and our use of these net operating loss carry-forwards will be limited. There can be no assurance that we will be able to utilize our net operating loss carry-forwards.

Seasonality is expected to cause fluctuations in our revenues and operating results.

The markets in which we operate are characterized by significant seasonal swings in demand, which typically peak in the fourth quarter of each calendar year, our third fiscal quarter. We expect our net sales and operating results to reflect this seasonality.

We have and may continue to have fluctuations in our quarterly operating results.

Our quarterly operating results have and, in the future, may fluctuate significantly, depending on a variety of factors, many of which are outside of our control. Factors that may affect our quarterly results include:

     o    the demand for our products and services;

     o the size, timing and timely fulfillment of orders for our products and services;

     o    the level of product, price and service competition;

     o changes in average selling prices and product mix, which could also affect our profit margins;

     o changes in our sales incentive strategy, as well as sales personnel changes;

     o    the mix of direct and indirect sales, product returns and rebates;

     o    federal, state or local government regulation;

     o our ability to upgrade and develop our systems and infrastructure to accommodate growth;

     o our success in integrating the operations of acquired companies into one unified operation;

     o    our ability to attract and retain qualified personnel;

     o    consumer trends;

     o    the success of our brand building and marketing campaigns; and

     o general economic conditions and economic conditions specific to the Internet and e-commerce industries.

Our operating expenses and capital expenditures are expected to be based in large part on our expectations of future revenues and the expected costs associated with growing our new e-commerce business and acquired companies. Therefore, if revenue levels are below expectations, operating results are likely to be adversely affected. Net income may be disproportionately affected by an unanticipated decline in revenue for a particular quarter because a relatively small amount of our expenses will vary with our revenue in the short term. As a result, we believe that period-to-period comparisons of our results of operations are not and will not necessarily be meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter our operating results will be below expectations.

RISKS INVOLVING OUR COMMON STOCK AND CORPORATE GOVERNANCE

Pequot could be deemed our controlling shareholder and Pequot's interests may not be the same as our other shareholders.

Pequot currently holds approximately 46.1% of the voting power of our outstanding securities. Pequot also may receive additional voting power if we were to elect to pay dividends on outstanding Series A Preferred Stock in the form of additional shares of Series A Preferred Stock. Pequot's acquisition of more than 50% of the outstanding voting power of our shareholders would allow Pequot to approve almost any transaction requiring a minimum majority vote without a meeting or prior notice to our other shareholders. These transactions could include mergers, consolidations, dissolution or sales of assets. These transactions could benefit Pequot at the expense of our other shareholders or benefit Pequot disproportionately when compared to our other shareholders.

Limited directors' liability could prevent our shareholders from holding our directors responsible for a lack of care.

Our certificate of incorporation provides that our directors will not be held liable to us or our shareholders for monetary damages upon breach of a director's fiduciary duty, except to the extent otherwise required by law.

There is significant volatility in our stock prices.

The market for our common stock is highly volatile. The trading price of our common stock could widely fluctuate in response to, among other things:

     o    quarterly variations in our operating and financial results;

     o announcements of technological innovations or new products by us, our vendors or our competitors;

     o    changes in prices of our or our competitors' products and services;

     o    changes in the product and service mix of our sales;

     o changes in our revenue and revenue growth rates as a whole or for individual geographic areas, business units, products, services or product and sales categories;

     o    unscheduled system interruptions;

     o our ability to timely develop, introduce and market new services, as well as enhanced versions of our current services;

     o    additions or departures of key personnel;

     o    changes in financial estimates by securities analysts;

     o    conditions or trends in the Internet and online commerce industries;

     o changes in the market valuations of other IT product and service companies;

     o    developments in IT and Internet regulations;

     o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    sales of our common stock or other securities in the open market; and

     o    other events or factors that may be beyond our control.

Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we conduct our business or relating to us or our competitors could result in an immediate and adverse effect on the market price of our common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many IT service and Internet companies which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our acquisition strategy may result in dilution to our shareholders.

Our business strategy calls for strategic acquisitions of other businesses, technologies and services. We anticipate that future acquisitions will require cash and issuances of our capital stock, including our common stock. To the extent we are required to pay cash for any acquisition, we anticipate that we would be required to obtain additional equity and/or debt financing. Equity financing would result in dilution for our then current shareholders. Such stock issuances and financing, if obtained, may not be on terms favorable to us and could result in substantial dilution to our shareholders at the time(s) of these stock issuances and financings.

We have no history of paying dividends.

We have never paid any cash dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future. In addition, our ability to pay dividends to the holders of our common stock is limited under our certificate of incorporation.

We may issue substantial amounts of additional shares of our common stock without shareholder approval, which could dilute the equity interests of our shareholders.

We have outstanding an aggregate of 6,472,889 shares of our common stock and Series A Preferred Stock convertible into an aggregate 9,101,968 shares of our common stock, as of the date of this prospectus. The Investors currently hold warrants to purchase 1,669,231 shares of our common stock. Upon shareholder approval of the transactions subject to the Pequot/Constellation Purchase Agreement we will also have outstanding additional shares of Preferred Stock and warrants. We also have an additional 10,898,032 shares of Series A Preferred Stock authorized but unissued, all of which shares are not reserved for specific purposes, other than pursuant to the anti-dilution provisions of the Series A Preferred Stock or for issuance in lieu of cash dividends on the Series A Preferred Stock, an additional 6,000,000 shares of serial preferred that are not designated as Series A Preferred Stock and an additional (a) 4,385,000 shares of our common stock issuable upon the exercise of stock options or restricted stock units granted or available for grant under our various stock plans and (b) aggregate of approximately 2,374,618 shares of our common stock issuable upon exercise of other stock options, restricted stock units or warrants previously granted and outstanding, all as of the date of this prospectus, the exercise of 615,386 of which is subject to shareholder approval (including the warrants issued to the Investors to purchase Series A Preferred Stock). All of such shares may be issued without any action or approval by our shareholders, except as may be limited under Nasdaq Marketplace Rules. Any shares issued by us in the future would further dilute the percentage ownership held by our shareholders.

Substantial sales of our common stock could adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock by introducing a large number of sellers to the market. This could cause the market price of our common stock to decline.

If Pequot and Constellation were to convert their Series A Preferred Stock and exercise their warrants for Series A Preferred Stock, we would have outstanding 17,243,089 shares of our common stock, and we will have reserved approximately 4,475,000 shares of our common stock for issuance under our various stock plans and under other outstanding options and warrants, assuming there are no issuances of additional shares of our common stock nor grants of warrants and options to purchase shares of our common stock after the date of this prospectus. In addition, we anticipate issuing our securities as part of the execution of our strategic growth strategy. We cannot predict if future sales of our common stock or the availability of our common stock for sale will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

                                 USE OF PROCEEDS

The proceeds from the sale of the shares of our common stock being offered by the selling securityholders pursuant to this prospectus will belong to the selling securityholders. We will not receive any of the proceeds from the sale of such shares, except with respect to the exercise price, if any, of the warrants held by or subject to acquisition by Pequot and Constellation. We will utilize any proceeds from the exercise of such warrants for payment of cash consideration in connection with future acquisitions as part of our strategic growth strategy; and general corporate and working capital purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants. We cannot assure purchasers that our use of the net proceeds will not vary substantially due to unforeseen factors. Pending use of the proceeds from any exercise of the warrants, we may invest all or a portion of such proceeds in marketable securities, equity securities of other companies, short-term, interest-bearing securities, U.S. Government securities, money market investments and short-term, interest-bearing deposits in banks.

                                 DIVIDEND POLICY

We have never declared or paid any dividends to the holders of our common stock and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain all earnings for use in connection with the further development of our business and for general corporate purposes. Our board of directors will have the sole discretion in determining whether to declare and pay dividends in the future. The declaration of dividends will depend on our profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. In addition, provisions contained in our certificate of incorporation governing the terms of our Series A Preferred Stock, as well as our financing agreement with Textron Financial Corporation, place restrictions on our ability to declare or make any cash dividends on our common stock. In addition, our ability to pay cash dividends on our common stock in the future could be further limited or prohibited by the terms of future financing agreements that we may enter into or by the terms of any preferred stock that we may authorize and issue.

                             SELLING SECURITYHOLDERS

An aggregate of 4,615,386 shares of our common stock may be offered for sale and sold pursuant to this prospectus by the selling securityholders. These shares consist of:

     o 3,846,154 shares issuable upon conversion of outstanding Series A-3 Preferred Stock;

     o    769,232 shares issuable upon conversion of outstanding warrants.

These shares are to be offered by and for the respective accounts of the selling securityholders and any pledgees, donees, assignees and transferees or successors-in-interest of the respective selling securityholders. We have agreed to register all of such securities under the Securities Act and to pay all of the expenses in connection with such registration and sale of the shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling securityholders).

The following table and notes to the table sets forth, with respect to each selling securityholder:

     o the name of the selling securityholder and any material relationship the selling securityholder has had with us over the past three years;

     o the number of shares of our common stock beneficially owned by the selling securityholder as of the date of this prospectus;

     o the number of shares of our common stock being offered for sale by the selling securityholder pursuant to this prospectus; and

     o the number of shares of our common stock and percentage that will be beneficially owned by the selling securityholder assuming the selling securityholder disposes of all of the shares being offered pursuant to this prospectus.


-------------------------------------- --------------------- --------------------- -----------------------------------
                                                                                     Beneficial Ownership After the
                                                                                           Sale of the Shares
-------------------------------------- --------------------- --------------------- -----------------------------------
                                            Beneficial            Number of
                                        Ownership Prior to      Shares Being
Name and Material Relationships         Sale of the Shares    Offered for Sale            Number          Percentage
-------------------------------------- --------------------- --------------------- --------------------- -------------
Pequot Private Equity Fund III, L.P.      9,440,406   (3)       2,022,575   (4)       7,417,831   (5)          53.4%
(1) (2).............................
-------------------------------------- --------------------- --------------------- --------------------- -------------
Pequot Offshore Private Equity            1,330,792   (6)         285,118   (7)       1,045,674   (8)          13.9%
Partners III, L.P. (1) (2)..........
-------------------------------------- --------------------- --------------------- --------------------- -------------
Constellation Venture Capital II,         1,843,331   (9)       1,152,082   (10)        691,249   (11)          9.6%
L.P. (1)(2) ........................
-------------------------------------- --------------------- --------------------- --------------------- -------------
Constellation Venture Capital               980,935   (12)        613,084   (13)        367,851   (14)          5.4%
Offshore II, L.P. (1)(2) ...........
-------------------------------------- --------------------- --------------------- --------------------- -------------
The BSC Employee Fund VI, L.P.              822,011   (15)        513,757   (16)        308,254   (17)          4.5%
(1)(2) .............................
-------------------------------------- --------------------- --------------------- --------------------- -------------
CVC II Partners, L.L.C. (1)(2) .....         46,032   (18)         28,770   (19)         17,262   (20)          0.3%
-------------------------------------- --------------------- --------------------- --------------------- -------------

----------

(1) According to a Schedule 13D/A filed with the SEC on December 17, 2004, Pequot Capital Management, Inc. is the investment advisor/manager for both the Pequot Fund and Pequot Partners and exercises sole investment discretion over the Pequot Fund and Pequot Partners. Gerald A. Poch, the chairman of our board of directors since May 21, 2004, and Richard R. Heitzmann, one of our directors since May 21, 2004, are each employees of Pequot Capital Management, Inc. Amish Jani, employee of Pequot Capital Management, Inc. served on our board of directors from May 21, 2004 to December 7, 2004. Clifford Friedman, one of our directors since December 7, 2004, is a Senior Managing Director of Bear Stearns Asset Management II, LLC, which is the sole general partner for both Constellation Venture and Constellation Offshore and one of the two general partners of the BSC Employee Fund VI, L.P.

(2) A change in control of our Company may be deemed to have occurred effective May 21, 2004. This change in control was the result of our consummation of the sale of 3,255,814 shares of our Series A-1 Preferred Stock and warrants to purchase 500,000 shares of our common stock to Pequot pursuant to the Pequot Purchase Agreement. The consideration tendered for the Series A-1 Preferred Stock and warrants was $7 million. Pequot completed a second $5.5 million investment in our Company on September 16, 2004 through the purchase of 2 million shares of our Series A-2 Preferred Stock and 400,000 warrants. The Investors completed a third $12.5 million investment in our Company on December 7, 2004 through the purchase by each of 1,923,077 shares of our Series A-3 Preferred Stock and 384,616 warrants. The consideration paid by each of the Investors was $6.25 million. Pursuant to the Pequot/Constellation Purchase Agreement, the Investors purchased the Series A-4 First Tranche Notes in the aggregate principal amount of approximately $10 million which, upon shareholder approval are convertible into Series A-4 Preferred Stock and A-4 First Tranche Warrants, which upon shareholder approval, may be exercised to purchase up to 615,386 shares of common stock. The Investors also may receive additional shares of Series A Preferred Stock, if we elect to pay dividends on the outstanding Series A Preferred Stock in the form of such additional Series A Preferred Stock in lieu of paying cash dividends for the first two years in which dividends are payable.

     We entered into other agreements on May 21, 2004 and December 7, 2004, as conditions to consummating transactions contemplated in the Pequot Purchase Agreement and the Pequot/Constellation Purchase Agreement, including a shareholders' agreement, as amended and restated, which provides that each shareholder will vote, or cause to be voted, all of their securities of our Company that they own or over which they have voting control so that the number of directors constituting our board of directors will consist of:

     o    our chief executive officer, Francis J. Alfano;

     o two directors selected by Pequot and its assignees, for so long as Pequot owns at least 25% of the Series A Preferred Stock and/or shares of our common stock issued upon conversion of such Series A Preferred Stock;

     o    one director selected by Constellation;

     o    Mr. Rothman;

     o three "independent" directors (within the meaning of independent as set forth in the Marketplace Rules of The Nasdaq Stock Market or the regulations of the stock exchange upon which our common stock is listed), who will be selected by our corporate governance and nominating committee;

     o two "independent" directors (as such term is defined above) to be selected by the chief executive officer and reasonably acceptable to our corporate governance and nominating committee.

     The voting obligations of Pequot, Constellation and Mr. Rothman under the shareholders' agreement, as amended and restated, are subject to the following limitations:

     o the Investors shall be obligated to vote their shares to elect Mr. Rothman to our board of directors only as follows: (a) for the period from December 21, 2004 to May 21, 2007, provided that he has not terminated his employment, other than for "good reason," nor been terminated for "cause";

     o if Pequot owns at least 25% of the Series A Preferred Stock and/or shares of our common stock issued upon conversion of such Series A Preferred Stock, Mr. Rothman is only obligated to vote for two Pequot designees; and, if Pequot owns less than 25% of such stock, Mr. Rothman is only obligated to vote for one Pequot designee;

     o Mr. Rothman shall not be obligated to vote his shares (x) (a) to elect directors selected by Pequot and/or Constellation, as applicable, if
          (i) Pequot owns less than 10% of the shares of Series A Preferred Stock issued to such Pequot shareholders and all shares of our common stock issued or issuable on conversion of the Series A Preferred Stock owned by such Pequot shareholders, (ii) the Constellation shareholders own less than 10% of the shares of Series A-3 Preferred Stock issued to such Constellation shareholders and all shares of our common stock issued or issuable on conversion of the Series A-3 Preferred Stock owned by such Constellation shareholders, and (iii) and any other shareholders that are introduced to us by Pequot own less than 10% of the securities originally acquired by such shareholders or (y) if Mr. Rothman individually owns less than 10% of the securities owned by such shareholder on the date of the issuance and sale of the Series A-3 Preferred Stock;

     o that one of the five independent directors will be the "financial expert" required to be a member of our audit committee in accordance with the Sarbanes-Oxley Act; and

     o to the extent necessary to comply with applicable laws, regulations and listing standards, that directors selected by the Investors will qualify as independent directors.

     The shareholders' agreement also limits the number of shares of our common stock that each of Messrs. Pavony and Rothman can dispose of during specified periods and grants Pequot and Constellation rights of first refusal and co-sale rights with respect to any shares of our common stock that each of Messrs. Pavony and Rothman may desire to dispose of during specified periods.

     To the greatest extent permitted by applicable law and stock exchange rules, at least one of the directors designated by Pequot will be entitled to be a member of any committee formed by the board of directors, including our audit, compensation, nominating and corporate governance committees.

     In addition, the directors designated by each of the Investors shall be entitled to have one representative attend our board meetings and any of our committee meetings as a non-voting observer, provided, that each such non-voting observer, at our request, shall execute a confidentiality agreement with us prior to his first attendance of any such meeting.

     Immediately following the issuance and sale of the Series A-3 Preferred Stock, our board of directors was constituted in accordance with the amended and restated shareholders' agreement, consisting of Francis J. Alfano, as our chief executive; Messrs. Pavony and Rothman; our independent directors, William Learner, Alvin Nashman and Arnold Wasserman; the two directors designated by Pequot, Gerald A. Poch, a managing director of Pequot Capital Management, Inc., a managing general partner of Pequot Fund and a managing general partner of Pequot Partners, and Richard R. Heitzmann, a senior vice president of Pequot Capital Management, Inc., and one director designated by Constellation, Clifford Friedman, senior managing director of Constellation. Mr. Pavony has resigned from our board of directors and his resignation will become effective on March 31, 2005. Mr. Alfano has yet to name the two independent directors he is entitled to designate for election to our board, subject to acceptance by the Investors and our corporate governance and nominating committee.

     We have agreed, pursuant to our December 10, 2004 Registration Rights Agreement with the selling securityholders, to register under the Securities Act all of the shares of our common stock issuable upon conversion of the Series A Preferred Stock, and upon exercise of the warrants, that the Investors have acquired and have a right to acquire under the Pequot Purchase Agreement and the Pequot/Constellation Purchase Agreement. The shares of our common stock underlying the Series A-3 Preferred Stock and warrants that the Investors acquired from us on December 7, 2004 are being offered for sale pursuant to this prospectus.

(3) Represents (a) 2,853,555 shares of our common stock issuable upon conversion of the Series A-1 Preferred Stock owned by the Pequot Fund, (b) 1,752,898 shares of our common stock issuable upon conversion of the Series A-2 Preferred Stock owned by the Pequot Fund, (c) 1,685,479 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by the Pequot Fund, (d) 1,685,479 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock, which the Series A-4 First Tranche Notes, held by the Pequot Fund, will automatically convert into upon shareholder approval, (e) 1,125,900 shares of our common stock issuable upon exercise of the warrants associated with the Series A Preferred Stock held by the Pequot Fund, and (f) 337,096 shares of our common stock issuable upon exercise of the A-4 First Tranche Warrants, held by the Pequot Fund, which exercise is subject to shareholder approval. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and exercise of the associated warrants which the Pequot Fund owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006. Upon shareholder approval, the Additional Series A Preferred Stock will have the same terms as the Series A Preferred Stock. Does not include any shares of common stock that we may issue in connection with the (a) purchase of Series A-4 Second Tranche Notes or (b) Series A-5 Notes.

(4) Represents (a) 1,685,479 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by the Pequot Fund and
     (b) 337,096 shares of our common stock issuable upon exercise of the associated warrants held by the Pequot Fund. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and exercise of the associated warrants which the Pequot Fund owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock and Series A Preferred Stock will not commence until May 21, 2006.

(5) Represents (a) 2,853,555 shares of our common stock issuable upon conversion of the Series A-1 Preferred Stock owned by the Pequot Fund, (b) 1,752,898 shares of our common stock issuable upon conversion of the Series A-2 Preferred Stock owned by the Pequot Fund, (c) 788,805 shares of our common stock issuable upon exercise of the associated warrants held by the Pequot Fund, (d) 1,685,479 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock, which the Series A-4 First Tranche Notes, held by the Pequot Fund, will automatically convert into upon shareholder approval and (e) 337,096 shares of our common stock issuable upon exercise of the A-4 First Tranche Warrants, held by the Pequot Fund, which exercise is subject to shareholder approval. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants which the Pequot Fund owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006. Upon shareholder approval, the Additional Series A Preferred Stock will have the same terms as the Series A Preferred Stock. Does not include any shares of common stock that we may issue in connection with the (a) purchase of Series A-4 Second Tranche Notes or (b) Series A-5 Notes.

(6) Represents (a) 402,259 shares of our common stock issuable upon conversion of the Series A-1 Preferred Stock owned by Pequot Partners, (b) 247,102 shares of our common stock issuable upon conversion of the Series A-2 Preferred Stock owned by Pequot Partners, (c) 237,598 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by Pequot Partners, (d) 237,598 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock, which the Series A-4 First Tranche Notes, held by Pequot Partners, will automatically convert into upon shareholder approval, (e) 158,715 shares of our common stock issuable upon exercise of the warrants associated with the Series A Preferred Stock held by Pequot Partners and (f) 47,520 shares of our common stock issuable upon exercise of the A-4 First Tranche Warrants, held by Pequot Partners, which exercise is subject to shareholder approval. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and exercise of the associated warrants which Pequot Partners owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006. Upon shareholder approval, the Additional Series A Preferred Stock will have the same terms as the Series A Preferred Stock.

     Does not include any shares of common stock that we may issue in connection with the (a) purchase of Series A-4 Second Tranche Notes or (b) Series A-5 Notes.

(7) Represents (a) 237,598 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by Pequot Partners and (b) 47,520 shares of our common stock issuable upon exercise of the associated warrants held by Pequot Partners. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and exercise of the associated warrants which Pequot Partners owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(8) Represents (a) 402,259 shares of our common stock issuable upon conversion of the Series A-1 Preferred Stock owned by Pequot Partners, (b) 247,102 shares of our common stock issuable upon conversion of the Series A-2 Preferred Stock owned by Pequot Partners and (c) 111,195 shares of our common stock issuable upon exercise of the associated warrants held by Pequot Partners, (d) 237,598 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock, which the Series A-4 First Tranche Notes, held by Pequot Partners, will automatically convert into upon shareholder approval and (e) 47,520 shares of our common stock issuable upon exercise of the A-4 First Tranche Warrants, held by Pequot Partners, which exercise is subject to shareholder approval. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants which Pequot Partners owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006. Upon shareholder approval, the Additional Series A Preferred Stock will have the same terms as the Series A Preferred Stock. Does not include any shares of common stock that we may issue in connection with the (a) purchase of Series A-4 Second Tranche Notes or (b) Series A-5 Notes.

(9) Represents (a) 960,068 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by Constellation Venture, (b) 192,014 shares of our common stock issuable upon exercise of the associated warrants held by Constellation Venture, (c) 576,041 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock, which the Series A-4 First Tranche Notes, held by Constellation Venture, will automatically convert into upon shareholder approval and (d) 115,208 shares of our common stock issuable upon exercise of the A-4 First Tranche Warrants, held by Constellation Venture, which exercise is subject to shareholder approval. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants Constellation Venture owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006. Upon shareholder approval, the Additional Series A Preferred Stock will have the same terms as the Series A Preferred Stock. Does not include any shares of common stock that we may issue in connection with the (a) purchase of Series A-4 Second Tranche Notes or (b) Series A-5 Notes.

(10) Represents (a) 960,068 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by Constellation Venture and (b) 192,014 shares of our common stock issuable upon exercise of the associated warrants held by Constellation Venture. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and exercise of the associated warrants which Constellation Venture owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(11) Represents (a) 576,041 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock, which the Series A-4 First Tranche Notes, held by Constellation Venture, will convert into upon shareholder approval and (b) 115,208 shares of our common stock issuable upon exercise of the A-4 First Tranche Warrants, held by Constellation Venture, which exercise is subject to shareholder approval. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and exercise of associated warrants Constellation Venture owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006. Upon shareholder approval, the Additional Series A Preferred Stock will have the same terms as the Series A Preferred Stock. Does not include any shares of common stock that we may issue in connection with the (a) purchase of Series A-4 Second Tranche Notes or (b) Series A-5 Notes.

(12) Represents (a) 510,903 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by Constellation Offshore, (b) 102,181 shares of our common stock issuable upon exercise of the associated warrants held by Constellation Offshore, (c) 306,542 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock, which the Series A-4 First Tranche Notes, held by Constellation Offshore, will convert into upon shareholder approval and (d) 61,309 shares of our common stock issuable upon exercise of the A-4 First Tranche Warrants, held by Constellation Offshore, which exercise is subject to shareholder approval. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants Constellation Offshore owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006. Upon shareholder approval, the Additional Series A Preferred Stock will have the same terms as the Series A Preferred Stock. Does not include any shares of common stock that we may issue in connection with the (a) purchase of Series A-4 Second Tranche Notes or (b) Series A-5 Notes.

(13) Represents (a) 510,903 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by Constellation Offshore, and (b) 102,181 shares of our common stock issuable upon exercise of the associated warrants held by Constellation Offshore. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants Constellation Offshore owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(14) Represents (a) 306,542 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock which the Series A-4 First Tranche Notes, held by Constellation Offshore, will convert into upon shareholder approval and (b) 61,309 shares of our common stock issuable upon exercise of the A-4 First Tranche Warrants, held by Constellation Offshore, which exercise is subject to shareholder approval. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants Constellation Offshore owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006. Upon shareholder approval, the Additional Series A Preferred Stock will have the same terms as the Series A Preferred Stock. Does not include any shares of common stock that we may issue in connection with the (a) purchase of Series A-4 Second Tranche Notes or (b) Series A-5 Notes.

(15) Represents (a) 428,131 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by BSC, (b) 256,878 shares of our common stock issuable upon exercise of the associated warrants held by BSC,
     (c) 85,626 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock, which the Series A-4 First Tranche Note, held by BSC, will convert into upon shareholder approval and (d) 51,376 shares of our common stock issuable upon exercise of the A-4 First Tranche Warrants, held by BSC, which exercise is subject to shareholder approval. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants which BSC owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006. Upon shareholder approval, the Additional Series A Preferred Stock will have the same terms as the Series A Preferred Stock. Does not include any shares of common stock that we may issue in connection with the (a) purchase of Series A-4 Second Tranche Notes or (b) Series A-5 Notes.

(16) Represents (a) 428,131 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by BSC and (b) 85,626 shares of our common stock issuable upon exercise of the associated warrants held by BSC. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants which BSC owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(17) Represents (a) 256,878 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock which the Series A-4 First Tranche Notes, held by BSC, will automatically convert into upon shareholder approval and
     (b) 51,376 shares of our common stock issuable upon exercise of the A-4 First Tranche Warrants, held by BSC, which exercise is subject to shareholder approval. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants which BSC owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006. Upon shareholder approval, the Additional Series A Preferred Stock will have the same terms as the Series A Preferred Stock. Does not include any shares of common stock that we may issue in connection with the (a) purchase of Series A-4 Second Tranche Notes or (b) Series A-5 Notes.

(18) Represents (a) 23,975 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by CVC, (b) 4,795 shares of our common stock issuable upon exercise of the associated warrants held by CVC,
     (c) 14,385 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock which the Series A-4 First Tranche Notes, held by CVC, will convert into upon shareholder approval and (d) 2,877 shares of our common stock issuable upon exercise of the A-4 First Tranche Warrants, held by CVC, which exercise is subject to shareholder approval. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants which CVC owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006. Upon shareholder approval, the Additional Series A Preferred Stock will have the same terms as the Series A Preferred Stock. Does not include any shares of common stock that we may issue in connection with the (a) purchase of Series A-4 Second Tranche Notes or (b) Series A-5 Notes.

(19) Represents (a) 23,975 shares of our common stock issuable upon conversion of the Series A-3 Preferred Stock owned by CVC and (b) 4,795 shares of our common stock issuable upon exercise of the associated warrants held by CVC. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the associated warrants which CVC owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006.

(20) Represents (a) 14,385 shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock which the Series A-4 First Tranche Note, held by CVC, will automatically convert into upon shareholder approval and
     (b) 2,877 shares of our common stock issuable upon exercise of the A-4 First Tranche Warrants, held by CVC, which exercise is subject to shareholder approval. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and exercise of the associated warrants which CVC owns are subject to anti-dilution adjustment. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock will not commence until May 21, 2006. Upon shareholder approval, the Additional Series A Preferred Stock will have the same terms as the Series A Preferred Stock. Does not include any shares of common stock that we may issue in connection with the (a) purchase of Series A-4 Second Tranche Notes or (b) Series A-5 Notes.

                              PLAN OF DISTRIBUTION

The shares of our common stock being offered for sale pursuant to this prospectus may be sold by underwriters or agents, the selling securityholders or by pledgees, donees, transferees or other successors in interest of the selling securityholders for their respective own accounts or through block trades.

We will receive none of the proceeds from such shares, other than proceeds, if any, from the exercise of the warrants. The selling securityholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares.

The distribution of the shares by the selling securityholders is not subject to any underwriting agreement. The shares offered by the selling securityholders may be sold from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the selling securityholders may sell their shares covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgees, transferees or other successors in interest as selling securityholders under this prospectus.

The selling securityholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the transferees, pledgees or other successors in interest as selling securityholders under this prospectus.

The selling securityholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling securityholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell shares short and redeliver the shares to close out such short positions. The selling securityholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling securityholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

Any broker-dealer that participates with the selling securityholders in the distribution of the shares being offered pursuant to this prospectus may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. To our knowledge, none of the selling securityholders has entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of our common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any of the selling securityholders. If we are notified by any selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered pursuant to this prospectus, we will, if required, file a supplement to this prospectus. If the selling securityholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act.

Each selling securityholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling securityholders.

The 3,846,154 shares offered pursuant to this prospectus which are issuable upon the conversion of the Series A-3 Preferred Stock will be issued in accordance with the terms of the Series A Preferred Stock. Among other things, our certificate of incorporation provides that, upon surrender at our principal offices of the stock certificate evidencing shares of Series A Preferred Stock with the annexed form of conversion duly executed, the registered holder (or assigns) will be entitled to receive a certificate for the shares issuable upon such conversion.

The 769,232 shares offered pursuant to this prospectus which are issuable upon the exercise of the warrants to purchase such shares will be issued in accordance with the terms of such warrants. Among other things, each of such warrants provide that, upon surrender at our principal offices of the warrant certificate evidencing such warrant, with the annexed form of exercise duly executed, together with payment of the appropriate exercise price, the registered holder (or assigns) will be entitled to receive a certificate for the shares so purchased.

In order to comply with the securities laws of various states, the common stock will not be sold in a particular state unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

                                  LEGAL MATTERS

The validity of our common stock being offered pursuant to this prospectus will be passed upon for us by Thelen Reid & Priest LLP.

                                     EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended March 31, 2004, have been incorporated by reference into this prospectus and in the registration statement to which this prospectus forms a part in reliance upon the reports of Goldstein Golub Kessler LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements for Vector Global Services, Inc., as of and for the nine months ended September 30, 2004, appearing in our Current Report on Form 8-K filed on December 13, 2004, and incorporated by reference into this prospectus and registration statement, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Vector Global Services, Inc. at December 31, 2003 and 2002, and for each of the two years in the period ended December 31, 2003, appearing in our Current Report on Form 8-K filed on December 13, 2004, and incorporated by reference into this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited financial statements for Network Catalyst, Inc. appearing in our Current Report on Form 8-K filed on October 13, 2004 for the year ended December 31, 2003 and the six months ended June 30, 2004 have been incorporated by reference into this prospectus and in the registration statement to which this prospectus forms a part in reliance upon the reports of Squar, Milner, Reehl & Williamson LLP, an independent registered public accounting firm, given upon the authority of said firms as experts in accounting and auditing.

                          WHERE TO GET MORE INFORMATION

REGISTRATION STATEMENT

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to our common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, each of these statements being qualified in all respects by that reference. The registration statement, including exhibits to the registration statement, may be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You should call 1-800-SEC-0330, for more information on the public reference room. The SEC also maintains a world wide website at "http://www.sec.gov" that contains reports, proxy and information statements and other information regarding registrants, including us, which file electronically with the SEC. The registration statement, including all exhibits and amendments to the registration statement, is available on that website.

OTHER INFORMATION

Government Filings

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. As such, we file annual, quarterly and special reports, proxy statements and other documents with the SEC. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of such material by mail from the public reference facilities of the SEC's Washington, D.C. offices, at prescribed rates. Please call the SEC, at 1-800-SEC-0330, for further information on its public reference facilities. In addition, the SEC maintains a world wide web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC at the address "http://www.sec.gov." Information contained on the SEC website is not part of this prospectus.

Nasdaq

Our common stock is listed on The Nasdaq SmallCap Market. Material filed by us can also be inspected and copied at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

MTM Technologies, Inc.

Most of our SEC filings also are available at our website at "http://www.mtm.com." Information contained on our website is not part of this prospectus. We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

                          Investor Relations Department
                             MTM Technologies, Inc.
                                850 Canal Street
                           Stamford, Connecticut 06902
                        Telephone number: (203) 975-3700

                      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" in this prospectus certain information we file with the SEC, which means that:

     o    incorporated documents are considered part of this prospectus;

     o we can disclose important information to you by referring you to those documents; and

     o certain information that we file after the date of this prospectus with the SEC will automatically update and supersede information contained in this prospectus and the registration statement.

We incorporate by reference the documents listed below and those filings we may make with the SEC after the date of the initial registration statement and prior to the effectiveness of such registration statement. We also incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

     o our Annual Report on Form 10-K for the fiscal year ended March 31, 2004, filed with the SEC on June 29, 2004;

     o our Current Report on Form 8-K (Date of Report: May 21, 2004), filed with the SEC on June 7, 2004;

     o our Current Report on Form 8-K (Date of Report: June 18, 2004), filed with the SEC on June 22, 2004;

     o our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed with the SEC on August 13, 2004;

     o our Current Report on Form 8-K (Date of Report: August 5, 2004), filed with the SEC on August 13, 2004;

     o our Current Report on Form 8-K (Date of Report: September 16, 2004), filed with the SEC on September 22, 2004, as amended on Form 8-K/A, filed with the SEC on October 13, 2004;

     o our Current Report on Form 8-K (Date of Report: October 7, 2004), filed with the SEC on October 7, 2004; as amended on Form 8-K/A, filed with the SEC on November 5, 2004;

     o our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed with the SEC on November 15, 2004;

     o our Current Report on Form 8-K (Date of Report: November 19, 2004), filed with the SEC on November 26, 2004;

     o our Current Report on Form 8-K (Date of Report: December 1, 2004), filed with the SEC on December 2, 2004;

     o our Current Report on Form 8-K (Date of Report: December 7, 2004), filed with the SEC on December 13, 2004, as amended on Form 8-K/A, filed with the SEC on February 17, 2005;

     o our Current Report on Form 8-K (Date of Report: December 21, 2004), filed with the SEC on December 23, 2004;

     o our Current Report on Form 8-K (Date of Report: January 3, 2005), filed with the SEC on January 6, 2005;

     o our Current Report on Form 8-K (Date of Report: January 26, 2005), filed with the SEC on February 1, 2005;

     o our Quarterly Report on Form 10-Q, for the fiscal quarter ended December 31, 2004, filed with the SEC on February 14, 2005; and

     o the description of our common stock contained in the Registration Statement on Form 8-A we filed with the SEC in October 1993, including any amendment(s) or report(s) filed for the purpose of updating such description.


         SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the issuance and distribution of the shares being offered for sale pursuant to this registration statement, all of which are to be borne by the registrant, are as follows:


Securities and Exchange Commission registration fee......  $         2,058.84  *
                                                                  -----------
Accounting fees and expenses.............................            3,500.00  *
                                                                  -----------
Legal fees and expenses..................................           30,000.00  *
                                                                  -----------
Printing and engraving ..................................            1,000.00  *
                                                                  -----------
Miscellaneous............................................            3,000.00  *
                                                           ------------------
Total....................................................  $        39,558.84  *
                                                                  -----------

----------
*        Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the provisions of the certificate of incorporation and by-laws of the registrant, as amended to the date of this registration statement, each person who is or was a director or officer of registrant shall be indemnified by the registrant to the full extent permitted or authorized by the Business Corporation Law of the State of New York. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the registrant, such person shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (a) expenses (including attorneys' fees) and (b) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant.

The officers and directors of the registrant are covered by officers' and directors' liability insurance. The policy coverage is $10 million, which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $150,000.

ITEM 16. EXHIBITS.

      Number   Description
      ------   -----------
      4.1      Provisions with respect to the Series A Preferred Stock of the registrant.*
      4.2      Form of Series A-3 Warrant Certificate*
      5.1      Opinion and consent of Thelen Reid & Priest LLP
     23.1      Consent of Goldstein Golub Kessler LLP.
     23.2      Consent of Ernst & Young LLP
     23.3      Consent of UHY LLP
     23.4      Consent of Squar, Milner, Reehl & Williamson LLP
     23.5      Consent of Thelen Reid & Priest LLP  [Included in legal opinion filed as exhibit 5.1.]
     24.1      Power of Attorney.
     99.1      Purchase Agreement dated January 29, 2004, among Micros-to-
               Mainframes, Inc., Pequot Private Equity Fund III, L.P. and Pequot
               Offshore Private Equity Partners III, L.P.*
     99.2      Purchase Agreement dated December 7, 2004 by and among MTM
               Technologies, Inc., Pequot Private Equity Fund III, LLP, Pequot
               Offshore Private Equity Partners III, L.P., Constellation Venture
               Capital II, L.P., Constellation Venture Capital Offshore II,
               L.P., The BSC Employee Fund VI, L.P. and CVC Partners II, LLC.*
     99.3      Amended and Restated Shareholders' Agreement dated December 21,
               2004 by and among,  MTM Technologies, Inc., Steven Rothman,
               Howard Pavony, Pequot Private Equity Fund III, LLP, Pequot
               Offshore Private Equity Partners III, L.P., Constellation Venture
               Capital II, L.P., Constellation Venture Capital Offshore II,
               L.P., The BSC Employee Fund VI, L.P. and CVC Partners II, LLC.*
     99.4      Amended and Restated Registration Rights Agreement dated December
               10, 2004 by and among, among MTM Technologies, Inc., Steven
               Rothman, Howard Pavony, Pequot Private Equity Fund III, LLP,
               Pequot Offshore Private Equity Partners III, L.P., Constellation
               Venture Capital II, L.P., Constellation Venture Capital Offshore
               II, L.P., The BSC Employee Fund VI, L.P. and CVC Partners II,
               LLC.*

----------
*        Incorporated by reference.  See Exhibit Index.

ITEM 17. UNDERTAKINGS.

(a)  The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(i)(A) and (a)(i)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on March 4, 2005.

                                  MTM Technologies, Inc.


                                  By:        /s/ Francis J. Alfano
                                      ------------------------------------------
                                      Francis J. Alfano, Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated:


/s/ Gerald A. Poch*      Chairman of the Board of Directors       March 4, 2005
---------------------
   Gerald A. Poch

/s/ Francis J. Alfano*    Chief Executive Officer (Principal      March 4, 2005
---------------------     Executive Officer) and Director
  Francis J. Alfano

/s/ Alan Schwartz*        Senior Vice President and Chief         March 4, 2005
---------------------     Financial Officer (Principal
   Alan Schwartz          Financial and Accounting Officer)

/s/ Howard A. Pavony*     Executive Vice President and Director   March 4, 2005
---------------------
  Howard A. Pavony

/s/ Steven H. Rothman*    Executive Vice President and Director   March 4, 2005
---------------------
  Steven H. Rothman

                          Director                                March _, 2005
---------------------
  Clifford Friedman

/s/ Richard R. Heitzmann* Director                                March 4, 2005
----------------------
 Richard R. Heitzmann

                          Director                                March _, 2005
----------------------
   William Lerner

/s/ Alvin E. Nashman*     Director                                March 4, 2005
----------------------
   Alvin E. Nashman

                         Director                                March _, 2005
----------------------
 Arnold J. Wasserman


*By Francis J. Alfano, Attorney-in-Fact.

                             MTM TECHNOLOGIES, INC.

                       REGISTRATION STATEMENT ON FORM S-3

                                  EXHIBIT INDEX

Exhibit
Number       Description
------       -----------

   4.1 Provisions with respect to the Series A Preferred Stock of the registrant. [Incorporated by reference to Article Fourth to the Restated Certificate of Incorporation included as exhibit 3.1 to the registrant's Current Report on Form 8-K (Date of Report: May
             21, 2004), filed with the Securities and Exchange Commission on June 7, 2004.]
   4.2 Form of Series A-3 Warrant Certificate [Incorporated by reference to Exhibit 10.7 of the registrant's Current Report on Form 8-K
             (Date of Report: December 7, 2004), filed with the SEC on December
             13, 2004.]
   5.1       Opinion and consent of Thelen Reid & Priest LLP
  23.1       Consent of Goldstein Golub Kessler LLP.
  23.2       Consent of Ernst & Young LLP
  23.3       Consent of UHY LLP
  23.4       Consent of Squar, Milner, Reehl & Williamson LLP
  23.5 Consent of Thelen Reid & Priest LLP [Included in legal opinion filed as exhibit 5.1.]
  24.1       Power of Attorney
  99.1       Purchase Agreement, dated January 29, 2004, among Micros-to-
             Mainframes, Inc., Pequot Private Equity Fund III, L.P. and Pequot
             Offshore Private Equity Partners III, L.P. [Incorporated by reference to Appendix A to the proxy statement contained as part of the registrant's definitive Schedule 14A, filed with the SEC on April 15, 2004.]
  99.2       Purchase Agreement dated December 7, 2004 by and among MTM
             Technologies, Inc., Pequot Private Equity Fund III, LLP, Pequot
             Offshore Private Equity Partners III, L.P., Constellation Venture
             Capital II, L.P., Constellation Venture Capital Offshore II, L.P.,
             The BSC Employee Fund VI, L.P. and CVC Partners II, LLC.
             [Incorporated by reference to exhibit 10.1 to the registrant's
             Current Report on Form 8-K (Date of Report: December 7, 2004), filed with the SEC on December 13, 2004.]
  99.3       Amended and Restated Shareholders' Agreement dated December 21,
             2004 by and among, among MTM Technologies, Inc., Steven Rothman,
             Howard Pavony, Pequot Private Equity Fund III, LLP, Pequot Offshore
             Private Equity Partners III, L.P., Constellation Venture Capital
             II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC
             Employee Fund VI, L.P. and CVC Partners II, LLC. [Incorporated by reference to exhibit 10.1 to the registrant's Current Report on Form 8-K (Date of Report: December 21, 2004), filed with the SEC on December 23, 2004.]
  99.4       Amended and Restated Registration Rights Agreement dated December
             10, 2004 by and among, among MTM Technologies, Inc., Steven
             Rothman, Howard Pavony, Pequot Private Equity Fund III, LLP, Pequot


                                       46


             Offshore Private Equity Partners III, L.P., Constellation Venture
             Capital II, L.P., Constellation Venture Capital Offshore II, L.P.,
             The BSC Employee Fund VI, L.P. and CVC Partners II, LLC.
             [Incorporated by reference to exhibit 10.4 to the registrant's
             Current Report on Form 8-K (Date of Report: December 7, 2004), filed with the SEC on December 13, 2004.]



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